Exhibit 99.1


LHC Group Forms Partnerships for Home Health Services with Lafayette,
   Louisiana-Based Our Lady of Lourdes Regional Medical Center and
          Monroe, Louisiana-Based St. Francis Medical Center


    LAFAYETTE, La.--(BUSINESS WIRE)--June 27, 2007--LHC Group, Inc. (NASDAQ: LHCG), a premier provider of post-acute healthcare services primarily in rural markets, announced today that it has formed two separate joint venture partnerships. Under the terms of the first partnership, LHC Group will sell a 33% interest in an existing agency in Lafayette, Louisiana, to Our Lady of Lourdes Regional Medical Center. In the second partnership, LHC Group will sell a 33% interest in an existing agency in Monroe, Louisiana, to St. Francis Medical Center. LHC Group will continue to oversee the day-to-day operations of each agency. The primary service area covered by these partnerships has a combined estimated population of 975,000, of which 13% are over the age of 65. LHC Group will begin providing services under these partnerships effective July 1, 2007.

    Our Lady of Lourdes Regional Medical Center and St. Francis Medical Center are members of the Franciscan Missionaries of Our Lady Health System (FMOLHS). The FMOLHS serves patients across the state of Louisiana through a network of hospitals, clinics, physicians, elderly housing and integrated information systems. The FMOLHS is a non-profit organization established to operate four major medical centers in Louisiana. Three of these medical centers can trace their origins to the Franciscan Missionaries of Our Lady.

    Our Lady of Lourdes Regional Medical Center is one of the most respected healthcare centers in Southwest Louisiana with 263 licensed beds, over 1,400 employees and more than 400 physicians on staff. Lourdes was rated in the top 100 hospitals in the U.S., both in Cardiac Bypass Surgery and Interventional Cardiology in 2002. Only 34 hospitals can attest to this distinction in both areas of service.

    "As a member of the Franciscan Missionaries of Our Lady Health System, we are dedicated to providing world-class, mission-driven healthcare," said William F. Barrow, president and chief executive officer of Our Lady of Lourdes Regional Medical Center. "Our Lady of Lourdes offers healthcare services worthy of our healing mission and of our commitment to personal and organizational excellence. We believe home health plays a very important role in our mission. By partnering with a company that specializes in the management and operation of home health services, we can provide home care more effectively and efficiently. LHC Group has a tremendous track record in providing quality home healthcare and in partnering with not-for-profit hospitals for these services. This joint venture will ensure that we provide the best in home care services."

    Established in 1913, St. Francis Medical Center serves Northeast Louisiana and was the first of the four major medical centers established by the Franciscan Missionaries of Our Lady. In November 2005, St. Francis Medical Center acquired North Monroe Medical Center and now operates two full service medical centers and a community health center. Through the years, St. Francis Medical Center has played a pioneering healthcare role in Louisiana through the development of the Kitty Degree Breast Health Center, the Diabetes and Nutrition Center and St. Patrick's Behavioral Health Center. St. Francis Medical Center has the area's only Level III NICU and Level III obstetrics services, and state-of-the-art imaging equipment including a PET/CT and 64-slice CT scanner. As the leading employer in Ouachita Parish with over 2,400 employees, St. Francis Medical Center has a combined 516 beds and approximately 350 medical staff members.

    "St. Francis Medical Center is proud to offer cutting-edge technology and superior service to the residents of our region," said
K. Scott Wester, president and chief executive officer for St. Francis Medical Center. "Our level of providing compassionate care is still based on the original mission of the Franciscan Missionaries of Our Lady. LHC Group's mission and ours are very similar; it is all about helping people. This partnership will allow St. Francis Medical Center and LHC Group to better meet the healthcare needs of Northeast Louisiana with quality and compassionate home healthcare."

    Keith Myers, president and chief executive officer of LHC Group, said, "LHC Group is very excited about the opportunity to partner with Our Lady of Lourdes Regional Medical Center and St. Francis Medical Center to provide quality home health services. Since LHC Group was founded in Louisiana, we know first hand the great reputation that the Franciscan Missionaries of Our Lady Health System has for patient care. We look forward to working with our new partners in Monroe and Lafayette, Louisiana, to provide the highest quality service to patients and families in these areas."

    About LHC Group, Inc.

    LHC Group is a premier provider of post-acute healthcare services primarily in rural markets. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

    Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group's Form 10K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.


    CONTACT: LHC Group, Inc.
             Barry E. Stewart, 337-233-1307
             Executive Vice President and Chief Financial Officer